Exhibit 99.1

FOR IMMEDIATE RELEASE
NanoString Technologies Provides Preliminary Operational and Financial Results for 2016

- Expected Full Year 2016 Revenue Growth of 36% to 39% Year over Year -

SEATTLE – January 10, 2017 – NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today provided preliminary operational and financial results for the year ended December 31, 2016.

Financial Highlights:

•
Total revenue for 2016 expected to be in the range of $85.5 to $87.0 million, including approximately $17.0 to $18.0 million of collaboration revenue, representing an increase of 36% to 39% over 2015, versus prior guidance of $89.0 to $93.0 million

•
Total revenue for the fourth quarter of 2016 expected to be in the range of $24.2 to $25.7 million, including approximately $4.5 to $5.5 million of collaboration revenue, representing an increase of 9% to 15% over the fourth quarter of 2015

•	Cash, cash equivalents and short-term investments of approximately $75.0 million at December 31, 2016

Operational Highlights:

•	Approximately 140 nCounter® Analysis Systems sold in 2016, including 60 nCounter SPRINT™ Profilers

•	Installed base of approximately 480 nCounter Analysis Systems at December 31, 2016

•	More than 1,450 cumulative peer-reviewed publications of studies based on nCounter technology as of December 31, 2016

“During 2016, we achieved our strategic objectives and laid the groundwork for continued growth,” said NanoString president and chief executive officer, Brad Gray.  “Our revenue growth for the full year was 36% to 39%.  However, revenue for the fourth quarter came in below our expectations as academic sales were soft, and biopharma sales did not benefit from year-end spending as much as in past years.”

The company provided updated 2016 revenue guidance in advance of the J.P. Morgan Healthcare Conference, where President and Chief Executive Officer, Brad Gray, will present at 10:30 a.m. PST today. A live webcast of the presentation will be available online from the investor relations page of the company’s corporate website at www.nanostring.com. After the live webcast, the presentation will remain available on the website for approximately 60 days.

These preliminary results are based on management’s initial analysis of operations for the quarter and year ended December 31, 2016 and are subject to further internal review and audit by the company’s external auditors. The company expects to issue full 2016 financial results and 2017 guidance during its quarterly conference call planned for Wednesday, March 1, 2017.

About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,450 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.

For more information, please visit www.nanostring.com.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter, nCounter SPRINT, and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our preliminary estimates of 2016 operating results and financial condition, and expectations for continuing growth in our business. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. Furthermore, we are in the process of finalizing our financial results for 2016, and therefore our finalized and audited results and final analysis of those results are not yet available. The preliminary expectations regarding 2016 revenue and year-end cash, cash equivalents and short-term investment balances are the responsibility of management, are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations. You should not draw any conclusions as to any other financial results as of and for the year ended December 31, 2016 based on the foregoing estimates. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

Contact
Douglas Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768